FIDELITY PRIVATE CREDIT FUND

SUBSCRIPTION AGREEMENT

This Subscription Agreement is entered into this 16th day of September, 2022 by and between Fidelity Private Credit Fund, a Delaware statutory trust (the “Company”), and FMR Capital, Inc. (the “Subscriber”);

WITNESSETH:

WHEREAS, the Company has been formed for the purposes of carrying on business as a closed-end management investment company that has elected to be regulated as a business development company; and

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Company wishes to sell to the Subscriber, 80 Class I common shares, par value $0.01 per share (the “Shares”) for a purchase price of $25.00 per share, which will comprise all of the issued shares of the Company.

NOW THEREFORE, IT IS AGREED:

1.

The Subscriber subscribes for and agrees to purchase from the Company 80 Shares for a purchase price of $25.00 per share. Subscriber agrees to make payment for these Shares at such time as demand for payment may be made by an officer of the Company.

2.	The Company agrees to issue and sell said Shares to Subscriber promptly upon its receipt of the purchase price.

3.	To induce the Company to accept its subscription and issue the Shares subscribed for, the Subscriber:

a.	Represents and warrants that it has no present intention of selling the Shares subscribed for under this Subscription Agreement.

4.	This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.

5.

This Agreement is executed on behalf of the Company by the Company’s officers as officers and not individually and the obligations imposed upon the Company by this Subscription Agreement are not binding upon any of the Company’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Company.

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IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

FIDELITY PRIVATE CREDIT FUND

By:	/s/ Stephanie Brown
Name: Stephanie Brown
Title: President and Treasurer

FMR CAPITAL, INC.

By:	/s/ Michael J. Kearney
Name: Michael J. Kearney
Title: Treasurer

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